As filed with the Securities and Exchange Commission on July 24, 2026

Registration No. 333-265665

Registration No. 333-236287

Registration No. 333-227654

Registration No. 333-218385

Registration No. 333-187884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-265665)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-236287)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT (No. 333-227654)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT (No. 333-218385)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT (No. 333-187884)

UNDER

THE SECURITIES ACT OF 1933

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	83-2026677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(Address of Principal Executive Offices, Zip Code)

Taylor Morrison 2013 Omnibus Equity Award Plan, As Amended

(Full title of the plan)

Todd Merrill

Executive Vice President, Chief Legal Officer and Secretary

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Charles Mathes

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Effective July 24, 2026, Taylor Morrison Home Corporation (the “Company”), has been acquired by Berkshire Hathaway Inc. (“Parent”), pursuant to a certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2026, among the Company, Parent, and WXYZ Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). In accordance with the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”).

As a result of the merger, the Company is no longer issuing securities under the Taylor Morrison 2013 Omnibus Equity Award Plan, as amended (the “Plan”). Accordingly, the Company is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued thereunder:

•

Registration Statement on Form S-8 (Registration No. 333-187884), filed with the SEC on April 12, 2013, registering 7,956,955 shares of common stock, par value $0.00001 per share (the “Common Stock”), under the Plan, as amended by post-effective Amendment No. 1 thereto filed with the SEC on October 26, 2018;

•

Registration Statement on Form S-8 (Registration No. 333-218385), filed with the SEC on May  31, 2017, registering 6,221,504 shares of Common Stock under the Plan, as amended by post-effective Amendment No. 1 thereto filed with the SEC on October 26, 2018;

•

Registration Statement on Form S-8 (Registration No. 333-227654), filed with the SEC on October  2, 2018, registering 457,564 shares of Common Stock under the Plan, as amended by post-effective Amendment No. 1 thereto filed with the SEC on October 26, 2018;

•	Registration Statement on Form S-8 (Registration No. 333-236287), filed with the SEC on February 6, 2020, registering 1,090,003 shares of Common Stock under the Plan; and

•	Registration Statement on Form S-8 (Registration No. 333-265665), filed with the SEC on June 17, 2022, registering 983,000 shares of Common Stock under the Plan.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements. These Post-Effective Amendments are being filed in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on July 24, 2026.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Todd Merrill
Name: Todd Merrill
Title: Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.